EXHIBIT 99.1



FROM:    PLANET HOLLYWOOD INTERNATIONAL, INC.
         8669 Commodity Circle
         Orlando, FL 32819

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                     PLANET HOLLYWOOD AND STAR EAST HOLDINGS
                        COMPLETE STRATEGIC MERGER IN ASIA

    -MILESTONE OF EXPANDING AND STRENGTHENING REGIONAL ENTERTAINMENT MARKET-

         (October 10, 2000 Orlando, FL) -- PLANET HOLLYWOOD INTERNATIONAL, INC. (OTC: "PHWD"), and Leisure Ventures Pte. Ltd. are pleased to announce the execution of an agreement to merge Planet Hollywood Asia into the Hong Kong-based entertainment company, Star East Holdings Limited. Star East, which currently holds a 33.33% interest in Planet Hollywood Asia, will acquire the remaining 66.67% of the company, presently owned by Planet Hollywood and Leisure Ventures, in a stock for stock transaction. After completion of the merger, Planet Hollywood Asia will become a wholly-owned subsidiary of Star East whereas Planet Hollywood International, Inc. will have a 6% shareholding interest in Star East. The transaction is expected to close by October 31, 2000.

         The merger represents a strategic union of two of the most significant players in the entertainment dining arena in the Asian market. Star East will combine the resources and unique aspects of both the "Planet Hollywood" and "Star East" restaurants and entertainment complex concepts in order to fortify their presence in the Asia-Pacific region. By leveraging on the existing franchise network of Planet Hollywood Asia, Star East will embark on a series of expansion plans which include the openings of new entertainment complexes and restaurants over the next one to two years in major cities such as Shanghai and Tokyo.

         Chairman and Chief Executive Officer Robert Earl said, "Given the pool of Asian celebrities and talents of Star East and its leading position in the Asian entertainment market, there is no better partner in the Asian market than Star East. We anticipate that the merger of Planet Hollywood Asia into Star East will provide us with a wonderful opportunity to expand our network and presence in Asia and the People's Republic of China."

                                     -more-


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ABOUT STAR EAST

         Listed on the Stock Exchange of Hong Kong Limited, the Company is principally engaged in the entertainment-related businesses. Its core businesses comprise: (1) franchising of "Star East" entertainment complexes and "Star East" theme cafes; (2) merchandising and licensing; (3) strategic investment in STAREASTnet.com Corporation and other IT investment and operations; (4) production of movies, television drama series, documentary and infotainment programs and (5) property investment.

         ABOUT PLANET HOLLYWOOD INTERNATIONAL, INC.

         Planet Hollywood International, Inc. is the creator and worldwide developer of a consumer brand that capitalizes on the universal appeal of movies, television, sports, music and other leisure- time activities. The Company's worldwide operations offer products and services in the restaurant, retail, leisure and entertainment sectors. Planet Hollywood International, Inc.'s common stock is publicly traded on the OTC under the symbol "PHWD".

FOR MORE INFORMATION CONTACT:

Patty Caruso, for Planet Hollywood, 212-333-7822
Shirley Ng, for Star East Holdings Limited, + 2801 5333

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